Exhibit 10.1

sorrentotherapeutics.com
4955 Directors Place
San Diego, CA 92121

March 15, 2018
Jiong Shao
[…***…]
[…***…]
Dear Jiong,
Sorrento Therapeutics, Inc., would like to offer you a position as an employee effective March 16, 2018. In this position you will report to Henry Ji, President, Chief Executive Officer, and Chairman of the Board. You will then be appointed EVP, Chief Financial Officer effective March 19, 2018.
Your base pay will be $450,000 per annum, payable at a rate of $18,750.00 gross semi-monthly. This will be paid to you during the Company’s standard payroll cycle that pays on the 15th and last day of the month.
Additionally, you have a bonus target of 35% of your base salary, upon achieving goals set by the Board of Directors.
You will be eligible to participate in the Company’s comprehensive benefits, which includes: fifteen (15) days Paid Time Off (PTO) per annum, 10 paid holidays, a matching retirement plan (401k), life and AD&D, long-term disability, and a flexible reimbursement plan.
Medical, dental, vision insurance coverage is available the first of the month after your start date. Long-term disability coverage begins the first of the month after 90 days of service.
Additionally, you will be eligible to participate in the Company’s employee stock option plan.
As an employer, Sorrento requires its employees to maintain high standards of ethics and professionalism, and we specifically require the protection of proprietary information. As a condition of employment, you will be required to sign our standard employment, Proprietary Information and Inventions Agreement.
As per state law, your employment at Sorrento is “at will.” This means that the terms and conditions of employment may be changed by you or Sorrento, with or without cause and with or without notice, including but not limited to, promotion, transfer, compensation, benefits, duties and location of work, demotion or termination. Any modifications to this “at-will” term of your employment must be in writing and signed by you and by the President of Sorrento.

Any and all representations made by Sorrento are contained in this offer. No other oral representations are binding on the company. All compensation indicated in this letter is subject to continued employment. This offer constitutes our complete offer package to recognize your new responsibilities and is revocable at any time.
We are all really looking forward to you joining Sorrento. The position represents an excellent opportunity for you, and we feel you have the drive, knowledge and ability to perform as challenged.
As a formality, please sign and return the original or scanned copy of this letter within seven (7) days to Pam Fettu indicating your acceptance of the position offered and retain a copy for your records.

Sincerely,

/s/ Henry Ji, Ph.D.
Henry Ji, Ph.D.
President, Chief Executive Officer

By signing below, I accept this offer of employment.

/s/ Jiong Shao                 3/15/2018

________________________________ Signature	________________________________ Date